Exhibit 10.6

Execution Copy

FOURTH AMENDMENT TO NOTE PURCHASE AGREEMENT

(2005)

This Fourth Amendment dated as of September 18, 2009 (this “Fourth Amendment”) to the Note Purchase Agreement dated as of September 29, 2005 as amended by the First Amendment thereto dated February 1, 2008 and the Second Amendment thereto dated as of February 17, 2009 and the Third Amendment thereto dated as of September 15, 2009 (the “Note Purchase Agreement”) is between Modine Manufacturing Company, a Wisconsin corporation (the “Company”), and each of the institutions which is a signatory to this Fourth Amendment (collectively, the “Noteholders”).

RECITALS:

A. The Company and the Noteholders are parties to the Note Purchase Agreement pursuant to which the Notes (as defined therein) are outstanding.

B. The Company has requested that the Noteholders agree to certain amendments to the Note Purchase Agreement as set forth below.

C. Subject to the terms and conditions set forth herein, the Noteholders are willing to amend the Note Purchase Agreement in the respects, but only in the respects, set forth in this Fourth Amendment.

D. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement, as amended hereby, unless herein defined or the context shall otherwise require.

E. All requirements of law have been fully complied with and all other acts and things necessary to make this Fourth Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

SECTION 1. AMENDMENTS.

Effective as of the times specified in Section 3.1 hereof, the Company and the Noteholders agree that the Note Purchase Agreement is amended as follows:

1.1 Schedule B to the Note Purchase Agreement is amended by adding, or amending and restating, as applicable, the following definitions:

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capital Leases which would be shown as a liability on the balance sheet of such Person in accordance with GAAP.

“Consolidated Interest Expense” means, as to any Person and with reference to any period, the interest expense of such Person and its Subsidiaries calculated on a consolidated basis for such period, including, without limitation, such interest expense as may be attributable to Capital Leases, Receivables Transaction Financing Costs, the discount or implied component of Off–Balance Sheet Liabilities, all commissions, discounts and other fees and charges owed with respect to Letters of Credit and Net Mark-to-Market Exposure.

“Debt” of any Person means, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production of property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments (other than with respect to accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (v) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property, (vi) Capitalized Lease Obligations, (vii) obligations in respect of Letters of Credit, (viii) any Guaranty in respect of Debt of any other Person, (ix) Off-Balance Sheet Liabilities, (x) Receivables Transaction Attributed Indebtedness, and (xi) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Contracts. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Contracts as of the date of determination (assuming the Swap Contracts were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Contracts as of the date of determination (assuming such Swap Contracts were to be terminated as of that date).

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction that is not a Capital Lease or Synthetic Lease, but excluding from this clause (ii) all such Sale and Leaseback Transactions existing as of July 18, 2008 where the liability is less than $10,000,000 in the aggregate and such Sale and Leaseback Transactions entered into after July 18, 2008 where the liability is less than $20,000,000 in the aggregate (in each case as determined by aggregating the present value, applying an appropriate discount rate from the date on which each fixed lease payment is due under such lease to such date of determination), (iii) any liability under any Synthetic Leases entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (iv) Operating Leases.

“Operating Leases” of a Person means any lease of property (other than a Capital Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Receivables Transaction Financing Cost” means such portion of the fees, service charges, and other costs, as well as all collections or other amounts retained by purchasers of the accounts or notes receivable and rights related thereto pursuant to a Qualified Receivables Transaction, which are in excess of the amounts paid to the Company and its Subsidiaries under any Qualified Receivables Transaction for the purchase of accounts or notes receivable and rights related thereto pursuant to such Qualified Receivables Transaction and are the equivalent of the interest component of the financing if the transaction were characterized as a secured lending transaction rather than a purchase.

1.2 Section 9.12 of the Note Purchase Agreement is amended and restated in its entirety as follows:

“9.12 Proceeds of certain Asset Sales; Casualties; and Issuance of Equity Interests. The Company shall pay or cause to be paid (1) 100% of the Asset Sale Net Proceeds and (2) 100% of the Equity Issuance Net Proceeds as a prepayment of the principal amount of the Advances (as defined in the Credit Agreement as in effect on the Second Amendment Effective Date) constituting the 2008 Credit Agreement Superpriority Amount (as defined in the Intercreditor Agreement) and, if any Asset Sale Net Proceeds or Equity Issuance Net Proceeds remain thereafter, shall, subject to the Intercreditor Agreement, pay 38.524590163% of such remaining Asset Sale Net Proceeds or Equity Issuance Net Proceeds, as applicable, as a prepayment of the principal amount of the remaining Advances (as defined in the Credit Agreement as in effect on the Second Amendment Effective Date), and shall apply the other 61.475409836% of such remaining Asset Sale Net Proceeds or Equity Issuance Net Proceeds, as applicable, to the prepayment of a principal amount of Notes in accordance with Section 8.1(b) hereof and a principal amount of notes outstanding under the 2006 Note Purchase Agreement in accordance with Section 8.1(c) of the 2006 Note Purchase Agreement, pro rata in proportion to the aggregate outstanding principal amount of the Notes and the notes outstanding under the 2006 Note Purchase Agreement. With respect to Equity Issuance Net Proceeds from the proceeds of the 2009 Equity Offering, the Make-Whole Amount due together with the principal prepayment of the Notes to be made with such Equity Issuance Net Proceeds in accordance with this Section 9.12 shall be computed based on the interest rates for the Notes set forth in clause (b)(ii) of the definition of “Remaining Scheduled Payments”. With respect to any prepayment of the Notes from

Asset Sale Net Proceeds or Equity Issuance Net Proceeds, the Make-Whole Amount due together with such prepayment in accordance with this Section 9.12 with respect to any Note shall be payable in cash on the date of such prepayment to the extent computed based on the interest rate for such Note set forth in clause (b)(ii) of the definition of “Remaining Scheduled Payments”, and the balance, if any, of such Make-Whole Amount shall (1) bear interest from the date of such prepayment at the same rate (computed and compounded quarterly on the same basis) as the Note for which such Make-Whole Amount was computed, and (2) be due and payable in cash, together with all interest thereon, upon the occurrence of a Special Event of Default (as defined in the Intercreditor Agreement).

As used herein, “Asset Sale Net Proceeds” means 100% of all of the Net Cash Proceeds from any sale, Event of Loss, license, lease or other disposition or transfer of any assets (including without limitation any Sale and Leaseback Transaction and any sale permitted under Section 10.5(b), but excluding the Excluded Sales described below) in excess of $25,000,000 in aggregate amount after the Second Amendment Effective Date (the “Retained Proceeds Amount”), provided that no more than $10,000,000 of the Net Cash Proceeds from the Additional Sale Leaseback Transactions may count toward the Retained Proceeds Amount and be excluded from the 100% mandatory prepayment required under this Section 9.12, each payable and effective upon receipt of such Net Cash Proceeds. As used herein, “Excluded Sales” means (i) the sale of inventory in the ordinary course of business, (ii) the sale of obsolete or worn-out property in the ordinary course of business not to exceed $1,000,000 in the aggregate after the Second Amendment Effective Date, (iii) sales of notes receivable or accounts receivable to the extent permitted under Section 10.23; (iv) revenues from licenses in existence on the Second Amendment Effective Date, including all renewals, extensions and modifications thereof and substitutions therefor, (v) the sale or other transfer of any assets solely among the Company and the Subsidiaries which is permitted by the terms of this Agreement, or (vi) if the Company shall deliver to the holders a certificate of a Responsible Officer to the effect that the Company or its applicable Subsidiary receiving the Net Cash Proceeds from an Event of Loss intends to apply the Net Cash Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Cash Proceeds, to acquire (or replace or rebuild) real property or equipment to be used in the business of the Company or its Subsidiaries, and certifying that no Default or Event of Default has occurred and is continuing, then such Net Cash Proceeds specified in such certificate shall be excluded from the determination required under the first sentence of this Section 9.12, provided that to the extent of any such Net Cash Proceeds therefrom that have not been so applied by the end of such 180 day period, such Net Cash Proceeds will not be so excluded, and will be included in the calculation contained in the first sentence of this Section 9.12 in determining whether a prepayment shall then be required.

As used herein, “Equity Issuance Net Proceeds” means 50% of all of the Net Cash Proceeds from issuance of any Equity Interests by the Company.”

1.3 Section 10.12 of the Note Purchase Agreement is amended and restated in its entirety as follows:

“Section 10.12. Capital Expenditures. The Company will not permit or suffer Consolidated Capital Expenditures in excess of:

(i) for the fiscal quarter ending March 31, 2009, $30,000,000,

(ii) for the fiscal year ending March 31, 2010, $70,000,000,

(iii) for the fiscal year ending March 31, 2011, the sum of $70,000,000 plus the lesser of (x) the amount by which Consolidated Capital Expenditures were less than $70,000,000 for the fiscal year ending March 31, 2010 or (y) $5,000,000, or

(iv) for any fiscal year ending thereafter, $70,000,000;

in each case in addition to any replacement or rebuilding of any real property or equipment from the Net Cash Proceeds from any Event of Loss of real property or equipment as provided in Section 9.12.”

1.4 Schedule B to the Note Purchase Agreement is amended by adding, or amending and restating, as applicable, the following definitions:

“Additional Restructuring Charges” means certain cash charges of the Company and its Subsidiaries related to plant closures under consideration by the Company as of September 15, 2009 as described to the holders of the Notes subject to the following limitations:

(a) such charges specifically relate to the following categories of expense incurred in connection with any such restructuring: severance and related benefits; contractual salary continuation with respect to terminated employees; retained restructuring consulting; equipment transfer; employee outplacement; environmental services; and employee insurance and benefits continuation; and

(b) the aggregate amount of all Additional Restructuring Charges shall not exceed $20,000,000.

“Additional Sale Leaseback Transactions” means all Sale and Leaseback Transactions occurring after September 18, 2009.

“Consolidated Interest Expense” means, as to any Person and with reference to any period, the interest expense of such Person and its Subsidiaries calculated on a consolidated basis for such period, including, without limitation, such interest expense as may be attributable to Capital Leases, Receivables Transaction Financing Costs, the discount or implied component of Off–Balance Sheet Liabilities, all commissions, discounts and other fees and charges owed with respect to Letters of Credit and Net Mark-to-Market Exposure, but excluding any Make-Whole Amounts under this Agreement and the 2006 Note Purchase Agreement.

“Consolidated Net Income” means, as to any Person and with reference to any period, the net income (or loss) of such Person and its Subsidiaries calculated on a consolidated basis for such period, (a) excluding (i) any non-cash charges or gains which are unusual, non-recurring or extraordinary, (ii) any non-cash charges or gains related to exchange gains or losses on intercompany loans or to the Brazil Holdback, (iii) for purposes of Sections 10.1, 10.3, 10.11 and 10.12 only, Restructuring Charges subject to the limits set forth in the definition of Restructuring Charges and Additional Restructuring Charges subject to the limits set forth in the definition of Additional Restructuring Charges, (iv) Make-Whole Amounts under this Agreement and the 2006 Note Purchase Agreement and (v) fees and expenses incurred by or for the account of the Company with respect to any Financial Advisor engaged pursuant to Sections 15.2 and 15.3 hereof or Sections 15.2 and 15.3 of the 2006 Note Purchase Agreement or pursuant to Section 9.6(d) or (e) of the Credit Agreement as in effect on the Second Amendment Effective Date; and (b) including, to the extent not otherwise included in the determination of Consolidated Net Income, all cash dividends and cash distributions received by the Company or any Subsidiary from any Person in which the Company or such Subsidiary has made an investment; provided, however, that for any calculation of Consolidated Net Income for any period commencing on or after April 1, 2009, Modine Korea shall not be included as a Subsidiary of the Company.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction that is not a Capital Lease or Synthetic Lease, but excluding from this clause (ii) all such Sale and Leaseback Transactions existing as of July 18, 2008 where the liability is less than $10,000,000 in the aggregate and such Sale and Leaseback Transactions entered into after July 18, 2008 where the liability is less than $30,000,000 in the aggregate (in each case as determined by aggregating the present value, applying an appropriate discount rate from the date on which each fixed lease payment is due under such lease to such date of determination), (iii) any liability under any Synthetic Leases entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (iv) Operating Leases.

“2009 Equity Offering” means the equity offering as described by the Company to the holders of the Notes prior to September 18, 2009 and proposed to be closed on or before September 30, 2009.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

To induce the Noteholders to execute and deliver this Fourth Amendment (which representations shall survive the execution and delivery of this Fourth Amendment), the Company and each Subsidiary Guarantor represents and warrants to the Noteholders that:

(a) this Fourth Amendment has been duly authorized, executed and delivered by it and this Fourth Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(b) the Note Purchase Agreement, as amended by this Fourth Amendment, constitutes the legal, valid and binding obligations, contracts and agreements of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(c) the execution, delivery and performance by the Company of this Fourth Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A)(1) violate any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, including without limitation the Credit Agreement or 2006 Note Purchase Agreement, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under, or require any consent or approval under, any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 2(c);

(d) after giving effect to the amendments to the Note Purchase Agreement contained in this Fourth Amendment, all the representations and warranties contained in Section 5 of the Note Purchase Agreement and in the other Transaction Documents are true and correct in all material respects with the same force and effect as if made by the Company and the Subsidiary Guarantors on and as of the date hereof;

(e) after giving effect to the amendments to the Note Purchase Agreement contained in this Fourth Amendment, no Default or Event of Default shall be in existence;

(f) complete and correct copies of the amendment to the 2006 Note Purchase Agreement, the amendment to the Credit Agreement and the amendment to the Intercreditor Agreement referred to in Section 3.1(b) below, and all agreements and documents executed in connection therewith have been delivered to the Noteholders and are attached hereto as Exhibit A, and such amendments and other agreements and documents are being executed simultaneously herewith; and

(g) neither the Company nor any of its Subsidiaries has paid or agreed to pay, and neither the Company nor any of its Subsidiaries will pay or agree to pay, any fees or other consideration for the amendments described in Section 3.1(b) below, other than the amendment fees set forth in such amendments and out-of-pocket costs and expenses as set forth in or required pursuant to such amendments.

SECTION 3. CONDITIONS TO EFFECTIVENESS.

3.1 This Fourth Amendment shall be deemed closed (but the amendments set forth in Sections 1.2 through 1.4 hereof will not be effective until the conditions in Section 3.2 are satisfied) when each and every one of the following conditions shall have been satisfied; and the amendments set forth in Section 1.1 of this Fourth Amendment shall be effective when the condition set forth in Section 3.1(a) has been satisfied:

(a) Executed counterparts of this Fourth Amendment, duly executed by the Company, the Subsidiary Guarantors and the holders, shall have been delivered to the Noteholders;

(b) The Noteholders shall have received an amendment to the 2006 Note Purchase Agreement, an amendment to the Credit Agreement, an amendment to the Intercreditor Agreement and all agreements and documents executed in connection therewith, and all such amendments and other agreements and documents shall be executed simultaneously herewith, shall be satisfactory to the Required Holders and shall automatically become effective simultaneously with this Fourth Amendment when the conditions specified in Section 3.2 hereof are satisfied;

(c) The Company shall have paid a nonrefundable amendment fee to each Noteholder and each holder of the notes outstanding under the 2006 Note Purchase Agreement, by wire transfer of immediately available funds, pro rata in proportion to the principal amount of the Notes and the notes outstanding under the 2006 Note Purchase Agreement held by such Noteholder or holder of the notes outstanding under the 2006 Note Purchase Agreement, as the case may be, in an aggregate amount for all Noteholders and holders of the notes outstanding under the 2006 Note Purchase Agreement equal to $90,000;

(d) The representations and warranties of the Company set forth in Section 2 hereof shall be true and correct on the date of the effectiveness of this Fourth Amendment; and

(e) All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to the Noteholders, and the Noteholders shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

3.2 If the conditions in Section 3.1 are satisfied, the amendments in Sections 1.2 through 1.4 of this Fourth Amendment shall become effective automatically as of the date (the “Effective Date”) (i) the 2009 Equity Offering shall have closed and the gross proceeds thereof shall be greater than 90% of the lower end of the range of such gross proceeds described to the Noteholders as of September 15, 2009, (ii) the Company shall have received the Net Cash Proceeds from the 2009 Equity Offering in immediately available funds; provided that such events occur on or before September 30, 2009, and (iii) the Noteholders shall have received an opinion of counsel to the Company and the Guarantors, in form and substance satisfactory to the Noteholders. If such events do not occur on or before September 30, 2009 then the amendments in Sections 1.2 through 1.4 of this Fourth Amendment shall be null and void. The Company acknowledges that it shall use 50% of such Net Cash Proceeds from the 2009 Equity Offering as mandatory prepayments as required by the Note Purchase Agreement, as amended by this Fourth Amendment, and the Intercreditor Agreement.

SECTION 4. EXPENSES.

The Company hereby confirms its obligations under the Note Purchase Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by any Noteholder, all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by any Noteholder in connection with this Fourth Amendment or the transactions contemplated hereby, in enforcing any rights under this Fourth Amendment, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Fourth Amendment or the transactions contemplated hereby. The obligations of the Company under this Section 4 shall survive transfer by any Noteholder of any Note and payment of any Note.

SECTION 5. DIRECTION TO COLLATERAL AGENT.

Effective on the Effective Date concurrently with the effectiveness of a corresponding direction by the Required 2006 Noteholders and the Required 2008 Lenders (each as defined the Intercreditor Agreement), the Noteholders hereby agree that the $12,000,000 currently on deposit in the Collateral Agent Intercreditor Collateral Account (as defined in the Intercreditor Agreement) may be released to the Company on the Effective Date, and hereby direct the Collateral Agent to release such amount from the Collateral Agent Intercreditor Collateral Account. The Noteholders direct the Collateral Agent to execute the amendment to the Intercreditor Agreement attached hereto as part of Exhibit A hereto.

SECTION 6. REAFFIRMATION.

Each Subsidiary Guarantor hereby consents to the terms and conditions of this Fourth Amendment, including without limitation all covenants, representations and warranties, releases, indemnifications, and all other terms and provisions hereof, and the consummation of the transactions contemplated hereby, and acknowledges that its Guaranty under the Subsidiary Guaranty Agreement remains in full force and effect and is hereby ratified and confirmed in all respects.

SECTION 7. MISCELLANEOUS.

7.1 This Fourth Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and except as modified and expressly amended by this Fourth Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect. The Company and the Subsidiary Guarantors acknowledge and agree that no holder is under any duty or obligation of any kind or nature whatsoever to grant the Company any additional amendments or waivers of any type, whether or not under similar circumstances, and no course of dealing or course of performance shall be deemed to have occurred as a result of the amendments herein.

7.2 Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Fourth Amendment may refer to the Note Purchase Agreement without making specific reference to this Fourth Amendment but nevertheless all such references shall include this Fourth Amendment unless the context otherwise requires.

7.3 The Company and each Subsidiary Guarantor represents and warrants that it is not aware of any claims or causes of action against any Noteholder or any of their respective affiliates, successors or assigns, and that it has no defenses, offsets or counterclaims with respect to the Note Purchase Agreement, the Notes or any of the other Transaction Documents. Notwithstanding this representation and as further consideration for the agreements and understandings herein, the Company, on behalf of itself and its Subsidiaries, employees, agents, executors, heirs, successors and assigns (the “Releasing Parties”), hereby releases each Noteholder and their respective predecessors, officers, directors, employees, agents, attorneys, affiliates, subsidiaries, successors and assigns (the “Released Parties”), from any liability, claim, right or cause of action which now exists or hereafter arises as a result of acts, omissions or events occurring on or prior to the date hereof, whether known or unknown, including but not limited to claims arising from or in any way related to this Fourth Amendment, the Note Purchase Agreement and the other Transaction Documents, all transactions relating to this Fourth Amendment, the Note Purchase Agreement or any of the other Transaction Documents or the business relationship among, or any other transactions or dealings among the Releasing Parties or any of them and the Released Parties or any of them.

7.4 The Company acknowledges and agrees that each Noteholder has fully performed all of its obligations under the Note Purchase Agreement and the other Transaction Documents, and that all actions taken by such Noteholder are reasonable and appropriate under the circumstances and within their rights under the Note Purchase Agreement and the other Transaction Documents. The actions of each Noteholder taken pursuant to this Fourth Amendment and the documents referred to herein are in furtherance of their efforts as secured lenders seeking to collect the obligations owed to them. Nothing contained in this Fourth Amendment shall be deemed to create a partnership, joint venture or agency relationship of any nature between the Company, its Subsidiaries, and the Noteholders. The Company, its Subsidiaries, and the Noteholders agree that notwithstanding the provisions of this Fourth Amendment, each of the Company and its Subsidiaries remain in control of their respective business operations and determine the business plans (including employment, management and operating directions) for its business.

7.5 The descriptive headings of the various Sections or parts of this Fourth Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

7.6 This Fourth Amendment shall be governed by and construed in accordance with New York law.

7.7 The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Fourth Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

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MODINE MANUFACTURING COMPANY

By:	/s/ Bradley C. Richardson
Name:	Bradley C. Richardson
Title:	EVP – Corporate Strategy and CFO

MODINE, INC.

By:	/s/ William K. Langan
Name:	William K. Langan
Title:	President

MODINE ECD, INC.

By:	/s/ Bradley C. Richardson
Name:	Bradley C. Richardson
Title:	Vice President and Ass’t Treasurer

[Signature Page - Fourth Amendment to 2005 Note Purchase Agreement]

ACCEPTED AND AGREED TO:

AMERICAN FAMILY LIFE INSURANCE COMPANY

By:	/s/ Phillip Hannifan
Name:	Phillip Hannifan
Title:	Investment Director

[Signature Page - Fourth Amendment to 2005 Note Purchase Agreement]

MODERN WOODMEN OF AMERICA

By:
Name:	Douglas A. Pannier
Title:	Supervisor - Private Placements

[Signature Page - Fourth Amendment to 2005 Note Purchase Agreement]

THE PRUDENTIAL LIFE INSURANCE COMPANY LTD.

By:	Prudential Investment Management (Japan), Inc., as Investment Manager

By:	Prudential Investment Management, Inc., as Sub-Adviser

By:	/s/ David S. Quackenbush
Title:	Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., as investment manager

By:	/s/ David S. Quackenbush
Title:	Vice President

MTL INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:	/s/ David S. Quackenbush
Title:	Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ David S. Quackenbush
Title:	Vice President

[Signature Page - Fourth Amendment to 2005 Note Purchase Agreement]

STANDARD INSURANCE COMPANY

By:	/s/ Floyd Chadee
Name:	Floyd Chadee
Title:	Sr. Vice President & Chief Financial Officer

[Signature Page - Fourth Amendment to 2005 Note Purchase Agreement]

STATE FARM LIFE AND ACCIDENT ASSURANCE COMPANY

By:	/s/ Julie Hoyer
Name:	Julie Hoyer
Title:	Senior Investment Officer

By:	/s/ Jeffrey T. Attwood
Name:	Jeffrey T. Attwood
Title:	Investment Officer

[Signature Page - Fourth Amendment to 2005 Note Purchase Agreement]

STATE FARM LIFE INSURANCE COMPANY

By:	/s/ Julie Hoyer
Name:	Julie Hoyer
Title:	Senior Investment Officer

By:	/s/ Jeffrey T. Attwood
Name:	Jeffrey T. Attwood
Title:	Investment Officer

[Signature Page - Fourth Amendment to 2005 Note Purchase Agreement]

STATE OF WISCONSIN INVESTMENT BOARD

By:	/s/ Christopher P. Prestigiacomo
Name:	Christopher P. Prestigiacomo
Title:	Portfolio Manager

[Signature Page - Fourth Amendment to 2005 Note Purchase Agreement]

WOODMEN OF THE WORLD LIFE INSURANCE SOCIETY

By:	/s/ James J. Stolze
Name:	James J. Stolze
Title:	Assistant Vice President

[Signature Page - Fourth Amendment to 2005 Note Purchase Agreement]